Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Delta Petroleum Corporation:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports with respect to i) the consolidated balance sheets of Delta Petroleum Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008 dated March 2, 2009, as filed in the annual report on Form 10-K on March 2, 2009; ii) the effectiveness of internal control over financial reporting as of December 31, 2008 dated March 2, 2009 as filed in the annual report on Form 10-K filed on March 2, 2009; and iii) the consolidated balance sheets of Delta Petroleum Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008 dated March 2, 2009, except for the second paragraph of note 21 and note 22, which are as of May 5, 2009, as filed in Exhibit 99.1 on Form 8-K on May 6, 2009 and to the reference to our firm under the heading “Experts” in the Registration Statement.
Our reports referenced in (i) and (iii) in the preceding paragraph contain an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficiency, and was not in compliance with its debt covenants at December 31, 2008 which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Our reports on the financial statements refer to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective as of January 1, 2007. The audit report referenced in (iii) above also refers to the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51, effective January 1, 2009, which have been applied retrospectively in the consolidated financial statements.
/s/ KPMG LLP
KPMG LLP
Denver, Colorado
July 21, 2009